Exhibit 99.1
CONTACTS:
Russell Allen, Director of Planning & IR (704) 557-8219
Joseph Calabrese, Financial Relations Board (212) 827-3772
FOR IMMEDIATE RELEASE
LANCE, INC. REPORTS STRONG 2007 FIRST QUARTER RESULTS
DRIVEN BY SOLID REVENUE AND IMPROVED COST PERFORMANCE; RAISES 2007 EARNINGS ESTIMATE
CHARLOTTE, NC, APRIL 27, 2007 — Lance, Inc. (Nasdaq-GS: LNCE) today reported net revenue from continuing operations for the first quarter ended March 31, 2007 of $182.4 million, an increase of 1% compared with prior year first quarter net revenue from continuing operations of $180.7 million. The Company reported net income from continuing operations of $5.9 million, or $0.19 per diluted share, compared to net income from continuing operations excluding special items of $0.2 million, or $0.01 per diluted share, in the prior year first quarter. Special items in the first quarter of 2006 were related to employee retention payments supporting the integration of the Tom’s acquisition. Including these special items, first quarter 2006 reported results were a net loss of $0.9 million, or $0.03 per diluted share.
The Company reported first quarter 2007 net income from discontinued vending operations of $0.3 million, or approximately $0.01 per diluted share. The Company believes that the previously announced discontinuation of its Company-owned vending operations is on track for completion by the end of the third quarter.
Comments from Management
“We are very pleased with our first quarter operating performance,” said David V. Singer, President and Chief Executive Officer. “Our first quarter net sales were in line with our projections, as we continued to drive solid growth in our core branded product lines and experienced a 5% year-to-year growth in our private label business. As expected, our overall branded business declined by 1% during the first quarter due to the decision to eliminate various unprofitable customers and product lines, which was consistent with our overall Tom’s integration strategy. Our profit margins widened significantly during the quarter compared to the first quarter of 2006, reflecting a more profitable mix of revenues and more efficient operations driven by the integration of the Tom’s business, improvements in our supply chain and increased efficiencies in our DSD operation. It should also be noted that revisions to our strategy around key marketing initiatives resulted in a delay in our first quarter media spending. This delay in spending resulted in a benefit of approximately $0.03 in diluted earnings per share for the first quarter compared to our original plan; however, we anticipate spending in line with our original plan for the full year.”
Mr. Singer further commented, “In the coming quarters we anticipate a continuation of solid cost performance versus last year as we continue to drive improvements through our key initiatives across our DSD system and supply chain. However, our near-term outlook is tempered by the increased cost of grain-based commodities, particularly cooking oils and flour. As we move forward through the remainder of the year, we will continue to execute on our key initiatives and look for ways to mitigate the rising cost of commodities.”
Revised 2007 Estimates
Based upon the performance in the first quarter, the Company revised its full year 2007 estimates for earnings per diluted share to a range of $0.84 to $0.90. Previously, the Company had provided a full year earnings per diluted share estimate of $0.80 to $0.88. The Company confirmed its previous net sales estimate of $750 to $775 million for 2007.
Dividend Declared
The Company also announced the declaration of a regular quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on May 18, 2007 to stockholders of record at the close of business on May 10, 2007.
Conference Call
Lance, Inc. has scheduled a conference call discussion with investors at 9:00 a.m. eastern time on Friday, April 27, 2007 to discuss first quarter financial results. To participate in the call, the dial-in numbers are (800) 789-3681 for U.S. callers and (706) 634-1425 for international callers. The access code is “LANCE.” A continuous replay of the call will be available beginning at 12:00 p.m. on April 27 and running through midnight May 4, 2007. The replay telephone number is (800) 642-1687. The international number is (706) 645-9291. The replay access code is 5716105. A web-based replay of the conference call will also be available in the investor relations section of Lance’s web site, www.lance.com.
About Lance, Inc.
Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers and cookies, restaurant style crackers, potato chips, tortilla chips, cookies, sugar wafers, nuts, candy and other snacks. Lance has manufacturing facilities in North Carolina, Georgia, Florida, Texas, Iowa, Massachusetts and Ontario, Canada. Products are sold under the Lance, Cape Cod and Tom’s brand names along with a number of private label and third party brands. The Company’s products are distributed through a direct-store-delivery system of approximately 1,500 sales routes, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery stores, convenience stores, mass merchants, food service outlets and other channels.
This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, changes in consumer preferences, product recalls, safety concerns, natural disasters, catastrophic events, raw material costs, food industry and regulatory factors, risks from large customers, interest rate, foreign exchange rate, and credit risks, acquisition integration and divestitures are discussed in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.
This press release presents measures not derived in accordance with generally accepted accounting principles (“GAAP”). Such measures should not be considered substitutes for any measures derived in accordance with GAAP and may also be inconsistent with similar measures presented by other companies. Reconciliation of these non-GAAP measures to the most nearly comparable GAAP measures, if applicable, is presented in the attached pages.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME/(LOSS)
(in thousands, except share and per-share amounts)
(unaudited)

	Fiscal Quarter Ended
	March 31, 2007	April 1, 2006
Revenue	$182,426	$180,745
Cost of sales	102,976	104,866

Gross margin	79,450	75,879

Selling, marketing and delivery	56,479	65,045
General and administrative	13,137	11,458
Other (income)/expense, net	(90)	162

Earnings/(losses) before interest and taxes	9,924	(786)

Interest expense, net	(604)	(669)
Income tax (expense)/benefit	(3,448)	531

Net income/(loss) from continuing operations	$5,872	$(924)

Income from discontinued operations	537	250
Income tax expense	(199)	(91)

Net Income from discontinued operations	338	159

Net Income/(loss)	$6,210	$(765)

Basic earnings/(loss) per share:
From continuing operations	$0.19	$(0.03)
From discontinued operations	0.01	0.00

Basic earnings/(loss) per share	$0.20	$(0.03)
Weighted average shares outstanding — basic	30,805,000	29,933,000

Diluted earnings/(loss) per share:
From continuing operations	$0.19	$(0.03)
From discontinued operations	0.01	0.00

Diluted earnings/(loss) per share	$0.20	$(0.03)
Weighted average shares outstanding — diluted	31,131,000	30,362,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2007	December 30, 2006
Assets:
Cash and cash equivalents	$3,246	$5,504
Accounts receivable, net	65,235	61,690
Inventories	37,329	36,838
Deferred income tax asset	8,748	8,811
Assets held for sale	5,259	6,552
Prepaid expenses and other current assets	7,641	6,298

Total Current Assets	127,458	125,693
Property plant and equipment, net	193,661	193,009
Goodwill and other intangibles, net	62,617	62,300
Other assets	4,663	4,450

Total Assets	$388,399	$385,452

Liabilities and Equity:
Accounts payable	$19,644	18,194
Other current liabilities	50,428	55,254

Total Current Liabilities	70,072	73,448

Long-term debt	50,000	50,000
Other liabilities	41,071	39,604
Stockholders’ equity	227,256	222,400

Total Liabilities and Stockholders’ Equity	$388,399	$385,452

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

	Fiscal Quarter Ended
	March 31, 2007	April 1, 2006
Operating Activities:
Net income/(loss)	$6,210	$(765)
Depreciation and amortization	6,981	6,650
Stock-based compensation expense	876	660
(Gain)/loss on sale of property, net	(140)	110
Changes in operating assets and liabilities	(5,916)	(10,724)

Net cash flow from/(used in) operating activities	8,011	(4,069)

Investing Activities:
Purchases of property and equipment	(7,073)	(9,855)
Proceeds from sale of property	802	1,383

Net cash used in investing activities	(6,271)	(8,472)

Financing Activities:
Dividends paid	(4,935)	(4,789)
Issuance of common stock	829	7,125
Net proceeds from revolving credit facilities	—	9,506

Net cash (used in)/from financing activities	(4,106)	11,842

Effect of exchange rate changes on cash	108	83

Decrease in cash and cash equivalents	(2,258)	(616)
Cash and cash equivalents at beginning of period	5,504	3,543

Cash and cash equivalents at end of period	$3,246	$2,927

LANCE, INC.
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per-share amounts)
(unaudited)
Fiscal Quarter Ended April 1, 2006

	Net of	Per diluted
	Tax	share
Loss from continuing operations	$(924)	$(0.03)

Tom’s integration related charges	1,091	0.04

Income from continuing operations, excluding special charges	$167	$0.01